Exhibit 99.1

For Immediate Release:  June 16, 2005

Contact:

Ronnie Lyon, VP/General Counsel
Phone:	903-813-0377
rlyon1@airmail.net

Cap Rock Energy Corporation Announces Appointment of William West as CEO

MIDLAND, TX. — Cap Rock Energy Corporation (AMEX: RKE) today announced that long time CEO, David Pruitt, has resigned as CEO and William West has been appointed to replace him as CEO, effective November 12, 2005.  Mr. Pruitt will continue to serve the Company in other capacities as an advisor and consultant to the Board and management and he will remain on the board where he serves as Co-Chairman.

Mr. Pruitt has been the CEO of Cap Rock Energy Corporation since its inception and served in the same capacity for its predecessor, Cap Rock Electric Cooperative, from 1987 until its dissolution.  Under Mr. Pruitt’s leadership, Cap Rock transformed itself from a very small electric cooperative operating in the Stanton, Texas area.  It acquired three other electric cooperatives, one in West Texas, one in Northeast Texas and one in Central Texas.  It also manages a municipal utility in Farmersville, Texas.  Cap Rock was one of the first electric cooperatives to pay off its REA loans at a discount and in 2002 became the first electric cooperative in the United States to convert to an Investor Owned Utility, distributing over $31.5 million to its customers and former members in the process.

The Company also announced that Mr. Pruitt has entered into an agreement with the Company whereby he will be available to advise and assist management and the Board for a period of five years.  He will continue to serve as a member of the Board of Directors and will remain Co-Chairman of the Board.  William West, President of the Company, was appointed CEO, effective November 12, 2005.

“David Pruitt has meant more to this company and its customers and owners than can ever be fully appreciated,” stated Russell Jones, Co-Chairman of Cap Rock Energy Corporation. “When we hired him to run the company we were having trouble just keeping the lights on.  He hired good people and gave our employees the equipment and backing they needed to improve our system.  Now, we have some of the best, if not the best, customer service in the state and nation.  David had taken us through many firsts and he has always adhered to the philosophy of putting the customer first.  We will miss him tremendously as CEO, but we are fortunate to have someone with Will’s qualifications to step into David’s shoes.  Will is familiar with the Company, his management style is very similar to David’s and we expect the same type of innovative leadership from Will as we had with David.”

Mr. West earned both a Bachelors and a Master of Science degrees in accounting from Texas A&M University and is a Certified Public Accountant.  Prior to joining the Company, he was a part of the senior management team of KPMG, LLC, and worked as a senior officer for Benchmark Research & Technology, a privately held energy company operating across the southwest.  Mr. West joined Cap Rock in July 2003, served as Vice-President and Chief Strategic Officer, and since December 2004 has served as President and a member of the Board of Directors.

“I am excited about the opportunity to run this great Company.  I know that I have huge shoes to fill and I am confident that I can do so.  I plan to maintain and advance Mr. Pruitt’s legacy of customer service, system reliability and, in particular, entrepreneurial innovation throughout the Company,” stated William West, President.  “I am glad to have the ability to call upon David’s many years of experience when I need to do so.  The agreement that we reached with him to keep him available for advice and counsel is very important to me and a great asset to the Company”.

“Mr. Pruitt added, “I have enjoyed all of my years at Cap Rock and all of the people I have worked with and met.  It was an honor and privilege to work for this Board of Directors and this great Company.  It has been exciting and sometimes trying as we did many things that people said couldn’t be done.  I look forward to continuing my association with the Company in a different capacity.  I have great confidence in Will and I know that he will do a great job running the Company”.

Cap Rock Energy supplies electricity to over 35,000 meters in counties throughout Texas.  Its corporate office is located in Midland, Texas with service divisions in Stanton, Colorado City, Brady and Celeste.  It also manages a municipal electric system in the City of Farmersville.

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s current expectations, views and assumptions and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations, views and assumptions.  The foregoing information should be read in conjunction with Cap Rock Energy’s filings with the Securities and Exchange Commission, including, but not limited to, reports on forms 10-K and 10-Q.  Cap Rock Energy Corporation does not intend to update or revise these “forward-looking statements” to reflect current or future events or circumstances.